Exhibit 10.1

May 5, 2025

Vijay Kumar
[Address Redacted]

Dear Vijay Kumar:
Rimini Street, Inc. (Rimini Street) is pleased to confirm our offer of employment to you as Chief Operating Officer, reporting to Seth Ravin. The Chief Operating Officer job description is enclosed. You will be based in your home office, with a targeted start date of May 6, 2025 (“Start Date”).
Your annual salary is $400,000, which per pay period is $16,666.67, paid semi-monthly, subject to required withholding and deductions. You will have the opportunity to participate in the Company Bonus Plan with a target bonus of 56.25% of your annual salary at 100% achievement of all objectives, with the ability to earn more with over-achievement. The Company Bonus Program terms and conditions are described in Exhibit A.1

Subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted an option (the “option”) to purchase 100,000 shares of Rimini Street Common Stock, at an exercise price equal to the fair market value of such shares on the date of the grant as determined by the Board. The option shall be granted pursuant to and upon the terms set forth in the Rimini Street, Inc. 2013 Equity Incentive Plan (“Stock Option Agreement”). So long as you remain actively employed by Rimini Street, the Option shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the Notice of Stock Option Grant and Stock Option Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

Subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted 100,000 Restricted Stock Units (“RSUs”) of Rimini Street, based on the fair market value of such shares on the date of the grant as determined by the Board. The RSUs will be granted under, and subject to the terms and conditions of, the Company’s 2013 Equity Incentive Plan (the “Plan”), as well as the terms and conditions to be set forth in the related RSU award agreement (the “RSU Agreement”) delivered pursuant to the Plan. So long as you remain actively employed by Rimini Street, the RSUs shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the RSU Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

1 For a description of the Company’s Bonus Program, please see the “Compensation Discussion & Analysis” section of the Company’s 2025 Annual Meeting Proxy Statement (Form DEF 14A), as filed with the United States Securities and Exchange Commission on April 30, 2025.
Rimini Street, Inc.
Worldwide Headquarters 7251 West Lake Mead Blvd. Suite 300, Las Vegas, NV 89128 USA
Phone: +1 702.839.9671 | Toll-Free: +1 888.870.9692 |     Fax: +1 702.973.7491 | riministreet.com

This Offer of Employment supersedes any other offer and is made conditioned upon:
•Acceptable results from a background and reference check as well as verification of your employment history.
•Providing verification of your eligibility for employment in the United States.
•Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.

As well as your acceptance and execution of the following documents:
•The Rimini Street Employee Intellectual Property and Confidentiality Agreement
•Acceptable Use Policy
•Injunction Compliance and Third-Party IP Handling Policy
•Acknowledgment of the Employee Handbook

This offer is based on your individual skills and talent, and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties (“Third Party Confidential Information”). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This offer will expire on May 6 at 5:00 PM Pacific Time and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will," meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason.

To accept this Offer of Employment and this position, kindly sign below. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at Rimini Street!

Regards,

/s/ Seth A. Ravin, CEO
Seth A. Ravin, CEO

I, Vijay Kumar, hereby accept this Offer of Employment:

/s/ Vijay Kumar	05/05/25
Signature	Date

Chief Operating Officer

Job Description:

Position Summary

As Rimini Street continues to evolve and scale toward the level of $1B/year in revenue, the CEO and Board of Directors are seeking a COO to help lead the development of the organization through its next stage of growth. The COO will work closely and collaboratively with the CEO, Chief Revenue Officer (CRO), Chief Marketing Officer (CMO) and other C-level Executives to help ensure the company is executing against its strategic goals in order to increase shareholder value. The COO will focus on operational aspects of the business including Product Management, our Global Capability Centers (GCC), and various aspects of Global Service Delivery. The leaders of our Product Management group and our GCCs will be direct reports to the COO.

The COO will bring a “get it done” leadership style and will be expected to take a metrics and performance-optimized approach to management. S/he will preside globally over the creation, definition, packaging, pricing and management of the company’s portfolio of service and product offerings and the efficient delivery of all services and products. This senior leader will ensure the entire company has what is needed to drive growth by providing excellent solutions that solve customer’s problems and win in the marketplace, delivered with excellence and operational efficiency to consistently produce high client satisfaction. The role will require periodic travel as necessary across the world.
Essential Duties & Responsibilities

Report to and Partner with the CEO
•As a direct report to the CEO, the COO will collaborate with the CEO, CRO, CMO and other top executives leading Finance (CFO), IT (CIO), Legal, and HR to drive the company’s growth and performance to goals.
•Engage in open and regular communication with the CEO while driving key priorities forward. Be transparent with the CEO on operations issues and risks; engage with the CEO as a collaborative partner.
•Provide the CEO with regular briefs using proper dashboards of metrics on operational and financial performance.
•Formulate and hold accountability for the delivery of annual budgets and business plans that support the CEO/Board-approved strategy and plans required to generate shareholder value.
•Maintain a line-of-sight across each major product line as a business. Adjust and evolve the offering portfolio, our business practices and processes, and our team and org structure to maintain profitable growth and high client satisfaction and retention.
•Serve as an effective external leader and compelling spokesperson for the company, telling the Rimini Street story to prospects, clients, investors and partners to promote the company and build the brand.
Manage and Collaborate with Business and Functional leaders
•Manage, mentor, and collaborate with C-level executives:
◦With the Product Management Leader and Team, to create and define new service and product offerings, package the offerings, evolve existing offerings, set pricing, develop processes for new product introductions and actively manage each major product line across its lifecycle.
◦With the GCC Leaders, to govern all aspects of the company’s operations in our Global Capability Centers in India and Brazil and new centers as they open. Ensure the GCCs deliver high-quality, on-time services to clients and meet business and financial goals. With HR and local leaders, ensure each GCC recruits, develops and retains a talented and highly-engaged work force.
◦With the Global Service Delivery Team on our operations to deliver all services and products globally, with high quality, excellence, and operational efficiency to consistently produce high customer satisfaction, retain clients, and meet expense and margin goals.

•Ensure that C-level leaders cooperate and collaborate in a unified effort to achieve the company’s operational and financial goals.
•Drive global consistency in operations, processes, tools, metrics and execution, while allowing for necessary local differences.
•Work with each C-level leader to ensure they are getting what they need from all functions to be successful.
Model the Company’s Culture and Build Strong Teams
•As the company’s operations leader, serve as a role model to demonstrate and expand our strong culture of excellence and achievement in a dynamic and evolving market. Instill a mindset and discipline across the company in order to win new customers, satisfy and retain clients and deliver results to plan.
•Working in concert with the CEO, help establish an even more hands-on, performance based, and customer-centric culture based on collaboration, transparency, accountability, and empowerment. Provide motivational leadership throughout the organization to help ensure the culture is optimized across the company.
•Ensure appropriate leadership teams are in place in each group to meet company objectives. Work closely with the CEO and HR Leader to ensure the Talent Strategy is sound and being executed properly. Recruit and retain strong leaders for VP and Director roles, for bench strength and succession planning.

Under the Fair Labor Standards Act (FLSA), this position is Exempt. Please refer to the Employee Handbook for definitions.